Exhibit 6.4

AGREEMENT AND PLAN OF MERGER

by and among

CHERRY, INC.

(Cherry)

CHERRY ACQUISITION, INC.

(Newco)

and

INSTITUTE FOR WEALTH MANAGEMENT HOLDINGS, INC.

(IWM)

Dated September 12, 2016

i

		Page

9.7	Severability	52

9.8	Binding Effect; Assignment	52

9.9	Counterparts	52

Exhibits

Exhibit A – Form of Employment Agreement

Exhibit B – Voting Agreement

Exhibit C – Put-Call Agreements

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated September 12, 2016 (the “Agreement”), by and among CHERRY, INC., a Delaware corporation (“Cherry”), CHERRY ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Cherry (“Newco”), and INSTITUTE FOR WEALTH MANAGEMENT HOLDINGS, INC., a Delaware corporation (“IWM”).

W I T N E S S E T H:

WHEREAS, the board of directors of each of Cherry and Newco and the sole stockholder of Newco have agreed to merge Newco with and into IWM for the merger consideration and upon the terms and conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any action, order, writ, injunction, claim, suit, litigation, proceeding, arbitration, mediation, audit, inquiry, examination, investigation or dispute.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in Dallas, Texas are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“DGCL” means the Delaware General Corporation Law

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Income Tax” means any and all Taxes with respect to any type of income and any and all franchise (or similar) Taxes imposed or assessed by any Taxing Authority.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means any rights available (including with respect to Technology) under patent, copyright, trade secret or trademark law or any other similar statutory provision or common law doctrine in the United States or any other jurisdiction, and also domain names.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (a) when used in the phrases “to the Knowledge of IWM”, “to the Knowledge of IWM’s Subsidiaries”, and similar words or phrases), the actual knowledge of Matt Medeiros, after due inquiry, and (b) when used in the phrases “to the Knowledge of Cherry”, “to the Knowledge of Cherry’s Subsidiaries”, and similar words or phrases), the actual knowledge of D. M. Rusty Moore, after due inquiry.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect, in the aggregate, on (i) the current or near-term business, assets, properties, results of operation, or condition (financial or otherwise) of such Person, or (ii) the financial, banking, capital markets or general economic conditions that have had a disproportionate effect on such Person, or (iii) the value of such Person, or (iv) regulatory or political conditions, or securities markets in the United States or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any such hostilities, activities or war underway as of the date hereof that have had a disproportionate effect on such Person or (v) the ability of such Person to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the applicable Person(s) through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the IWM Financial Statements or Cherry Financial Statements, as applicable; (ii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered and that are not resulting from a breach, default or violation by the applicable Person or Law; and (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means, with respect to a Person, any entity of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such entity.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated, or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Advisers Act	4.26(a)
Agreement	Recitals
Balance Sheet Date	4.7(a)
Cherry	Recitals
Cherry Balance Sheet	5.7(a)
Cherry Common Stock	5.4(a)
Cherry Plans	5.15(a)
Cherry Disclosure Schedule Letter	3.3(f)
Cherry Documents	5.2
Cherry Employees	5.15(a)
Cherry Financial Statements	5.7(a)
Cherry Material Contracts	5.14(a)
Cherry Multiemployer Plan	5.15(a)
Cherry Permits	5.18(b)
Cherry Personal Property Leases	5.12(b)
Cherry Preferred Stock	5.4(a)
Cherry Property and Cherry Properties	5.11(a)
Cherry Real Property Lease and Cherry Real Property Leases	5.11(a)
Cherry Related Persons	5.21
Closing	3.1
Closing Date	3.1
COBRA	4.15(p)
Common Shares	2.5(b)
Dissenting Shares	2.7
Employment Agreement	3.2(d)
IWM	Recitals
IWM Balance Sheet	4.7(a)
IWM Common Stock	4.4(a)
IWM Plans	4.15(a)
IWM Disclosure Schedule Letter	3.2(e)
IWM Documents	4.2
IWM Employees	4.15(a)
IWM Financial Statements	4.7(a)
IWM Material Contracts	4.14(a)
IWM Multiemployer Plan	4.15(a)

Term	Section
IWM Permits	4.18(b)
IWM Personal Property Leases	4.12(b)
IWM Preferred Stock	4.4(a)
IWM Property and IWM Properties	4.11(a)
IWM Real Property Lease and IWM Real Property Leases	4.11(a)
IWM Related Persons	4.21
Merger	2.1
Merger Consideration	2.6
Newco	Recitals
Preferred Shares	2.5(b)
Put-Call Agreements	3.2(f)
Shares	2.5(b)
Surviving Entity	2.1

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

MERGER

2.1 Merger. Upon the terms and subject to the conditions of this Article II, upon the Closing, Newco shall be merged with and into IWM in accordance with the applicable laws of each party’s state of organization (the “Merger”). The separate existence of Newco shall cease, and IWM shall be the surviving company (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, all after satisfaction of the requirements of the applicable laws prerequisite to such filings, including without limitation, the necessary approvals required for each party to the Merger.

2.2 IWM Certificate of Incorporation and Bylaws. Upon the Closing, the Certificate of Incorporation, as amended, of IWM, as in effect immediately prior to the Closing, shall continue in full force and effect as the Certificate of Incorporation of the Surviving Entity. On the Closing Date, the Bylaws of IWM, in effect immediately prior to the Closing, shall continue in full force and effect as the Bylaws of the Surviving Entity.

2.3 Directors and Officers of Surviving Entity.

(a) Each of the parties hereto shall take all necessary action to cause the directors of IWM immediately prior to the Closing to be removed and for D. M. Rusty Moore to be elected sole director of the Surviving Entity immediately following the Closing, until the earlier of his death, resignation or removal or his successor is duly elected or appointed and qualified in the manner provided for in the Certificate of Incorporation and Bylaws of the Surviving Entity or as otherwise provided by law.

(b) The officers of IWM immediately prior to the Closing shall be the officers of the Surviving Entity from and after the Closing and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Certificate of Incorporation and Bylaws of the Surviving Entity or as otherwise provided by law.

2.4 Effects of Merger. Upon the Closing and subject to the terms of this Agreement, (a) the Surviving Entity, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Newco; (b) all property of every description and every interest, and all debts and other obligations of or belonging to or due to Newco on whatever account shall be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Entity without further act or deed; (c) title to any real estate, or any interest vested in Newco, shall not revert or in any way be impaired by reason of this Merger; and (d) all of the rights of creditors of Newco shall be preserved unimpaired, and all liens upon the property of Newco shall be preserved unimpaired, and all debts, liabilities, obligations and duties of Newco shall remain with or be attached to, as the case may be, Surviving Entity and may be enforced against it to the same extent as if it had incurred or contracted all such debts, liabilities, obligations and duties.

2.5 Conversion of Securities. As of the Closing, by virtue of the Merger and without any action on the part of the holders of any securities of Newco or IWM:

(a) All of the shares of stock of Newco shall remain as the shares of the Surviving Entity so that, immediately after the Closing, the owner of Newco immediately before the Closing shall be the holder of all of the shares of the Surviving Entity (i.e. immediately before the Closing, Newco will be a wholly owned subsidiary of Cherry, and immediately after the Closing, the Surviving Entity will be a wholly owned subsidiary of Cherry).

(b) Each of the shares of common stock of IWM (the “Common Shares”) and each of the shares of preferred stock of IWM (the “Preferred Shares”, and collectively with the Common Shares, the “Shares”) (excluding any Dissenting Shares as defined in and to the extent provided in Section 2.7) shall, at the Closing, be converted into the right to receive a portion of the Merger Consideration, without interest or dividend thereon, such that the holder of each such Share will receive, in respect of all such holder’s Shares, a portion of the Merger Consideration determined in accordance with Section 2.6 hereof. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder thereof immediately prior to the Closing shall cease to have any rights with respect thereto, except the right to receive such portion of the Merger Consideration.

2.6 Payment of Merger Consideration. At the Closing, Cherry shall issue to the IWM stockholders, as holders of the Shares immediately before the Closing, 1.6013 shares of Cherry’s Common Stock for each Common Share, or 353,068.62 shares of Cherry Common Stock in the aggregate, and 1.6013 shares of Cherry’s Series C Preferred Stock for each Preferred Share (the “Merger Consideration”), or 1,904,403.67 shares of Cherry’s Series C Preferred Stock in the aggregate. The Cherry shares to be issued to the IWM stockholders shall constitute approximately 47% of the outstanding Cherry shares on a fully diluted basis. As soon as practicable after the Closing and upon (i) surrender of a certificate or certificates representing Shares (except for Dissenting Shares) to Cherry and (ii) delivery to Cherry of an executed letter of transmittal (in a form mutually agreed to by IWM and Cherry), Cherry shall deliver to the record holder of the Shares surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such stockholder representing the number of shares such stockholder is entitled to receive pursuant to this Section 2.6.

2.7 Dissenting Shares. Each Share as to which a written demand for appraisal is duly made in accordance with Section 262 of the DGCL and which is not voted (or consented in writing) in favor of adoption of this Agreement shall not be converted into or represent a right to receive the applicable Merger Consideration unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, such appraisal rights under said Section 262, at which time each such Share shall be converted into the right to receive the applicable Merger Consideration. All such Shares as to which such a written demand for appraisal is so filed and not withdrawn in accordance with Section 262 of the DGCL and which are not voted (or consented in writing) in favor of adoption of this Agreement, except any such Shares the holder of which shall have failed to perfect, or shall have effectively withdrawn or lost such appraisal rights under said Section 262, are herein referred to as “Dissenting Shares.” IWM shall give Cherry prompt notice upon receipt by IWM of any written demands for appraisal, withdrawal of such demands and any other written communications delivered to IWM pursuant to said Section 262, and IWM shall give Cherry the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Cherry, such consent not to be unreasonably withheld, conditioned or delayed, IWM shall not voluntarily make any payment with respect to any demands for appraisal and shall not settle or offer to settle any such demands.

ARTICLE III

CLOSING MATTERS

3.1 Closing Date. The consummation of the Merger (the “Closing”) shall take place at the offices of Gray Reed & McGraw, P.C. located at 1601 Elm Street, Suite 4600, Dallas, TX 75201 (or at such other place as the parties may designate in writing) at 10:00 A.M. (Dallas time) on first Business Day following satisfaction of all conditions to closing set forth herein (the “Closing Date”). The effective time/date of the Closing and the completion of the Merger shall be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, all after satisfaction of the requirements of the applicable laws prerequisite to such filings, including without limitation, the necessary approvals required for each party to the Merger.

3.2 Deliveries on the Closing Date of IWM. At the Closing, IWM shall deliver to Cherry:

(a) Copies of the board and stockholder resolutions of IWM, certified by an officer of IWM as to the authorization of this Agreement and all of the transactions contemplated hereby;

(b) Certificates of good standing dated not more than twenty (20) Business Days prior to the Closing Date with respect to IWM and each of its Subsidiaries issued by the Secretary of State of the State of Delaware and for each state in which any such entity is qualified to do business as a foreign corporation;

(c) Any documents or signatures requested by Cherry necessary to file the Certificate of Merger in Delaware to effectuate the Merger;

(d) Duly executed employment agreement from Matt Medeiros, substantially in form attached hereto as Exhibit A (“Employment Agreement”);

(e) The executed IWM Disclosure Schedule Letter (“IWM Disclosure Schedule Letter”) provided to Cherry contemporaneously with this Agreement;

(f) Duly executed copies of the signatures pages of Michael Dugan and John Ostrander to the respective Put-Call Agreements (the “Put-Call Agreements”) by and between Cherry Michael Dugan and by and between Cherry and John Ostrander to be executed as of the Closing Date, substantially in form attached hereto as Exhibit C;

(g) Duly executed copy of the signature page of Matt Medeiros to the voting agreement to be entered into by and between Matt Medeiros and Rusty Moore, substantially in form attached hereto as Exhibit B (the “Voting Agreement”);

(h) Evidence that the stockholders of IWM have approved this Agreement and the transactions contemplated hereby; and

(i) A detailed use of proceeds and such other documents as Cherry shall reasonably request.

3.3 Deliveries on the Closing Date of Cherry and Newco. At the Closing, Cherry and Newco shall deliver, as applicable, to IWM:

(a) Copies of the board and stockholder resolutions of Cherry and Newco, certified by an officer of each, as applicable, as to the authorization of this Agreement and all of the transactions contemplated hereby;

(b) Certificates of good standing dated not more than twenty (20) Business Days prior to the Closing Date with respect to Cherry and Newco and each of their Subsidiaries, issued by the Secretary of State of the State of Delaware and for each state in which any such entity is qualified to do business as a foreign corporation;

(c) All documents or signatures required by IWM to file a Certificate of Merger in Delaware to effectuate the Merger;

(d) The Employment Agreement, duly signed by Cherry;

(e) The executed Cherry Disclosure Schedule Letter (“Cherry Disclosure Schedule Letter”) provided to IWM contemporaneously with this Agreement;

(f) Duly executed copies of the signature pages of Cherry to the Put-Call Agreements;

(g) Duly executed copy of the signature page of Rusty Moore to the Voting Agreement;

(h) Evidence that the stockholders of Cherry and Newco have approved the transactions contemplated by this Agreement, including, without limitation, the creation and issuance of a new series of preferred shares, the issuance of new common shares, the election of Matt Medeiros and J. Timothy Brittan to Cherry’s board of directors and the name change of Cherry; and

(i) Such other documents as IWM shall reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO IWM

IWM hereby represents and warrants to Cherry and Newco that:

4.1 Organization and Good Standing. IWM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. IWM is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Each Subsidiary of IWM is duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each Subsidiary of IWM is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

4.2 Authorization of Agreement. Subject to approval of its stockholders, IWM has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by IWM in connection with the transactions contemplated by this Agreement (the “IWM Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to approval of its stockholders, the execution, delivery and performance of this Agreement and each of the IWM Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of IWM. This Agreement and each of the IWM Documents will be at or prior to the Closing, duly and validly executed and delivered by IWM and (assuming due authorization, execution and delivery by Cherry and any other parties thereto) this Agreement, and each of the IWM Documents when so executed and delivered will constitute, legal, valid and binding obligations of IWM, enforceable against IWM in accordance with their respective terms.

4.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by IWM of this Agreement or the IWM Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by IWM with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of IWM to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of IWM under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of IWM or any of its Subsidiaries; (ii) any Contract, or Permit to which IWM or any of its Subsidiaries is a party or by which any of the properties or assets of IWM or any of its Subsidiaries are bound; (iii) any Order applicable to IWM or any of its Subsidiaries or any of the properties or assets of IWM or any of its Subsidiaries; or (iv) any applicable Law.

(b) Except for certain filings with any Governmental Body set forth in Disclosure Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of IWM or any of its Subsidiaries in connection with (i) the execution and delivery of this Agreement, the IWM Documents, respectively, the compliance by IWM with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of IWM or any of its Subsidiaries.

4.4 Capitalization.

(a) The authorized capital stock of IWM consists of ten million (10,000,000) shares of common stock, $.0001 par value per share (the “IWM Common Stock”), and ten million (10,000,000) shares of preferred stock, $.0001 par value per share (the “IWM Preferred Stock”), of which one million (1,000,000) are designated Series A Convertible Preferred Stock. As of the date hereof, there are 220,488.74 shares of IWM Common Stock issued by IWM and outstanding and no shares of IWM Common Stock are held by IWM as treasury stock. As of the date hereof, there are 1,189,286 shares of IWM Preferred Stock issued by IWM and outstanding (all of which are Series A Convertible Preferred) and no shares of IWM Preferred Stock are held by IWM as treasury stock. All of the issued and outstanding shares of IWM Common Stock and IWM Preferred Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

(b) Except for the IWM Preferred Stock, there is no existing option, warrant, call, right or Contract to which IWM is a party requiring, and there are no securities of IWM outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of IWM or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of IWM. Except for the IWM Preferred Stock, there are no obligations, contingent or otherwise, of IWM to (i) repurchase, redeem or otherwise acquire any shares of IWM Common Stock or IWM Preferred Stock, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There is no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to IWM. There are no bonds, debentures, notes or other indebtedness of IWM having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the stockholders (or other equity holders) of IWM may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which IWM is a party or is bound with respect to the voting or consent of any shares of IWM Common Stock or IWM Preferred Stock.

4.5 [Reserved].

4.6 Corporate Records. IWM has delivered to Cherry true, correct and complete copies of the certificate of incorporation and by-laws or comparable organizational documents of IWM in each case as amended and in effect on the due date hereof, including all amendments thereto. The stock certificate books and stock transfer ledgers of IWM previously made available to Cherry are true, correct and complete.

4.7 Financial Statements.

(a) IWM has delivered to Cherry copies of (i) the balance sheets of IWM as at December 31, 2013, 2014 and 2015 and the related reviewed statements of income and of cash flows of IWM for the years then ended, and (ii) IWM’s internally prepared balance sheets and profits and loss statements for January – June of 2016. All of the foregoing financial statements of IWM are listed in Disclosure Schedule 4.7(a) (collectively the “IWM Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by IWM without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the financial position, results of operations and cash flows of IWM as at the dates and for the periods indicated therein.

The balance sheet of IWM as of December 31, 2015 is referred to herein as the “IWM Balance Sheet” and December 31, 2015 is referred to herein as the “Balance Sheet Date.”

(b) All books, records and accounts of IWM are, to the Knowledge of IWM, accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.

4.8 No Undisclosed Liabilities. IWM does not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the IWM Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date or (iii) that are immaterial to IWM.

4.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in any document executed and delivered between IWM and Cherry in connection with the execution of this Agreement, since the Balance Sheet Date (i) IWM and each of its Subsidiaries has conducted their business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material negative effect on IWM or any of its Subsidiaries. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as expressly contemplated by this Agreement or as set forth in any document executed and delivered between IWM and Cherry in connection with the execution of this Agreement:

(i) IWM has not awarded or paid any bonuses to employees of IWM or any of its Subsidiaries with respect to the fiscal year ended December 31, 2015, except to the extent accrued on the IWM Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of IWM’s or any of its Subsidiaries’ directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(ii) neither IWM nor any of its Subsidiaries has entered into any transaction or Contract other than in the Ordinary Course of Business;

(iii) neither IWM nor any of its Subsidiaries has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(iv) neither IWM nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any stockholder or any director, officer, partner, stockholder or Affiliate of any stockholder;

(v) neither IWM nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or betterments in excess of $1,000 individually or $1,000 in the aggregate;

(vi) neither IWM nor any of its Subsidiaries has instituted or settled any Legal Proceeding resulting in a loss of revenue in excess of $1,000 in the aggregate; and

(vii) neither IWM nor any of its Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.9.

4.10 Taxes.

(a) IWM has made available or provided to Cherry true and correct copies, of (i) all Tax Returns, including any amendments thereto, filed by IWM and its Subsidiaries or with respect to assets of IWM and its Subsidiaries for all taxable years not currently closed by the applicable statutes of limitations and (ii) any report issued by any Governmental Body within the last three years relating to any Taxes due from or with respect to IWM or any of its Subsidiaries. All Tax Returns required to be filed by IWM or its Subsidiaries or with respect to assets of IWM or any of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions), and all such Tax Returns are true, correct and complete in all respects. All Taxes due and payable (whether or not shown on any Tax Return) imposed on IWM or any of its Subsidiaries or with respect to assets of IWM or any of its Subsidiaries have paid in full. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, IWM and its Subsidiaries have made due and sufficient accruals for such Taxes in the IWM Financial Statements and their books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of IWM and its Subsidiaries.

(b) There is no currently effective agreement or waiver that would have the effect of extending any applicable statute of limitations in respect of any Tax imposed on IWM or any of its Subsidiaries or with respect to assets of IWM or any of its Subsidiaries.

(c) IWM and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Body all amounts required to be so withheld and paid under all applicable Laws. There are no liens for unpaid Taxes existing or threatened against IWM or any of its Subsidiaries or with respect to the assets of IWM or any of its Subsidiaries, other than Permitted Exceptions.

(d) No Taxing Authority has asserted in a jurisdiction where Tax Returns are not filed by or on behalf of IWM or any of its Subsidiaries, or filed with respect to assets of IWM or any of its Subsidiaries, that IWM or any of its Subsidiaries or any asset of IWM or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(e) All deficiencies asserted or assessments made as a result of any Tax Actions by any Taxing Authority of the Tax Returns of, or including, IWM or any of its Subsidiaries or assets of IWM or any of its Subsidiaries have been fully paid, there are no Tax Actions by any Taxing Authority in progress, nor has any of IWM or any of its Subsidiaries received any notice from any Taxing Authority that such Taxing Authority intends to conduct an Action. No issue has been raised by a Taxing Authority in any prior Tax Action with respect to IWM or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) None of IWM or any of its Subsidiaries is or has been a member of an “affiliated group” as defined in Section 1504 of the Code, or any comparable group under state,

local or foreign Tax Law, except for any such group the parent of which is IWM, and none of IWM or any of its Subsidiaries has any liability for or relating to Taxes of any other Person (other than IWM or another Subsidiary of IWM) under Treasury Regulation Section 1.1502-6, or any similar provision of state, local or foreign Tax Law, by Contract, successor or transferee liability or otherwise.

(g) Each Subsidiary of IWM is treated as a disregarded entity for federal Income Tax purposes. No Subsidiary of IWM has ever made an entity classification election pursuant to Treasury Regulation Section 301.7701-3.

(h) None of IWM or any of its Subsidiaries is or has been a party to, or has participated in, any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(i) Neither IWM nor any of its Subsidiaries have, within the past 3 years, (i) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement or (ii) been a party to a transaction (except for the Merger) that was purported or intended to qualify as a reorganization within the meaning of Section 368 of the Code.

(j) Except as may have been granted to IWM’s Certified Public Accountants, no power of attorney that is currently in force has been granted by IWM or any of its Subsidiaries to any Person to act on behalf of IWM or any of its Subsidiaries with respect to any matter relating to Taxes.

(k) No asset of IWM or any of its Subsidiaries is subject to or owned by a Tax partnership.

(l) No stockholder of IWM is a foreign person within the meaning of Section 1445 of the Code.

(m) Neither IWM nor any of its Subsidiaries is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(n) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Cherry, IWM, any of IWM’s Subsidiaries or any of their respective Affiliates by reason of Section 280G of the Code.

(o) Neither IWM nor any of its Subsidiaries nor any asset of IWM or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any Taxing Authority.

(p) Except as set forth in this Agreement, there is no taxable income of IWM or any of its Subsidiaries that will be required under any Law applicable to Taxes to be reported by Cherry or any of its Affiliates, including IWM or any of its Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(q) IWM and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

4.11 Real Property.

(a) Disclosure Schedule 4.11(a) sets forth a complete list of all real property and interests in real property leased by IWM or any of its Subsidiaries (individually, an “IWM Real Property Lease” and collectively, the “IWM Real Property Leases”, being referred to herein individually as an “IWM Property” and collectively as the “IWM Properties”) as lessee or lessor, including a description of each such IWM Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). Neither IWM nor any of its Subsidiaries has any owned real property. The IWM Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of IWM and its Subsidiaries and which are necessary for the continued operation of the business of IWM and its Subsidiaries as the business is currently conducted. IWM has delivered to Cherry true, correct and complete copies of the IWM Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) IWM or one of its Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest under each of the IWM Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the IWM Real Property Leases is in full force and effect. Neither IWM nor any of its Subsidiaries is in default under any IWM Real Property Lease, and, to the Knowledge of IWM, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither IWM nor any of its Subsidiaries has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by IWM or such Subsidiary, as applicable, under any of the IWM Real Property Leases and, to the Knowledge of IWM, no other party is in default thereof, and no party to any IWM Real Property Lease has exercised any termination rights with respect thereto.

(c) IWM or one of its Subsidiaries, as applicable, has all certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each IWM Property, and IWM and each of its Subsidiaries has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d) None of IWM nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.12 Tangible Personal Property.

(a) Disclosure Schedule 4.12(a) sets forth a list of all property and equipment of IWM and its Subsidiaries. Each of IWM and its Subsidiaries has good and marketable title to all of the items of tangible personal property used in the business of IWM or such Subsidiary, as applicable, (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of IWM and its Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) Disclosure Schedule 4.12(b) sets forth all leases of personal property (“IWM Personal Property Leases”) involving annual payments for a single lease in excess of $1,000 relating to personal property used in the business of IWM or any of its Subsidiaries or to which IWM or any of its Subsidiaries is a party or by which the properties or assets of IWM or any of its Subsidiaries is bound. IWM has delivered to Cherry true, correct and complete copies of the IWM Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) IWM or one of its Subsidiaries, as applicable, has a valid and enforceable leasehold interest under each of the IWM Personal Property Leases under which it is a lessee. Each of the IWM Personal Property Leases is in full force and effect and neither IWM nor any of its Subsidiaries has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by IWM or any of its Subsidiaries under any of the IWM Personal Property Leases and, to the Knowledge of IWM, no other party is in default thereof, and no party to the IWM Personal Property Leases has exercised any termination rights with respect thereto.

4.13 Technology and Intellectual Property.

(a) Disclosure Schedule 4.13(a) sets forth a complete and accurate list of (i) each domain name registered by or on behalf of IWM or any of its Subsidiaries and (ii) each material trade name, d/b/a, unregistered trademark, and unregistered service mark used by IWM or any of its Subsidiaries in connection with their business. Neither IWM nor any of its Subsidiaries owns any (i) patent, (ii) registered trademark or registered service mark, or (iii) copyright, or other Intellectual Property except as disclosed in Disclosure Schedule 4.13(a).

(b) All such Intellectual Property is subsisting, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect.

(c) IWM or any of its Subsidiaries own all right, title and interest in and to, or have valid and continuing rights to use, sell or license, all Intellectual Property, Software and other Technology used in the conduct of the business and operations of IWM or any of its Subsidiaries as presently conducted, free and clear of all Liens or obligations to others. Neither IWM nor any of its Subsidiaries has received any notice that the business and operations of IWM or any of its Subsidiaries, their Technology, their products and services and the designing, development, manufacturing, reproduction, use, marketing, sale, distribution, maintenance and modification of any of the foregoing as presently performed infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.

(d) Neither IWM nor any of its Subsidiaries is required, obligated, or under any liability whatsoever to make any payments in excess of $1,000 per year by way of royalties, fees or other payments described in the applicable agreements, to any third party with respect to any Intellectual Property, Software and other Technology used in the conduct the business and operations of IWM or any of its Subsidiaries as presently conducted.

(e) Except as contemplated by this Agreement, neither IWM nor any of its Subsidiaries has in the last ten years (i) transferred ownership of, (ii) granted any exclusive license of or right to use, (iii) authorized the retention of any exclusive rights to use, or (iv) authorized joint ownership of any Intellectual Property, Software or other Technology owned by IWM or any of its Subsidiaries.

(f) All of the material Intellectual Property owned by IWM or any of its Subsidiaries is valid and enforceable. Neither IWM nor any of its Subsidiaries has brought any action, suit or proceeding or asserted any claim (other than claims that have been resolved to IWM’s satisfaction) against any Person for infringing or misappropriating any Technology or, to IWM’s Knowledge, Intellectual Property owned by IWM or any of its Subsidiaries, nor is there any basis for any such action, suit or proceeding.

(g) There is no action, suit, proceeding, hearing, investigation, notice or complaint pending or, to IWM’s Knowledge, threatened, by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of IWM’s or any of its Subsidiaries’ Intellectual Property or Technology, nor has IWM or any of its Subsidiaries received notice that any claim or demand been made by any third party that (i) challenges the validity, enforceability, use or exclusive ownership of any Intellectual Property or Technology owned by IWM or any of its Subsidiaries or (ii) alleges any infringement, misappropriation, violation, or unfair competition or trade practices by IWM or any of its Subsidiaries of any Intellectual Property or Technology of any third party, nor is IWM or any of its Subsidiaries aware of any basis for any such claim or demand.

(h) After the Closing, IWM or any of its Subsidiaries will have the same continuing rights to use all Software and computer hardware that is currently used in the business.

(i) The information technology systems of IWM and its Subsidiaries are reasonably secure against intrusion. Neither IWM nor any of its Subsidiaries has suffered any security breaches within the past two years that have resulted in a third party obtaining access to any confidential information of IWM or any of its Subsidiaries or any of its customers or suppliers.

(j) IWM and its Subsidiaries are in compliance with any privacy policies posted by IWM or any of its Subsidiaries and all material laws or regulations relating to personally identifiable information.

4.14 Material Contracts.

(a) Except for this Agreement, Disclosure Schedule 4.14(a) sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following Contracts to which IWM or any of its Subsidiaries is a party or by which it or its assets or properties are bound (collectively, the “IWM Material Contracts”):

(i) Contracts with a stockholder or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of IWM or any of its Subsidiaries;

(ii) Contracts for the sale of any of the assets of IWM or any of its Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iii) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(iv) Contracts containing covenants of IWM or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with IWM or any of its Subsidiaries in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(v) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by IWM or any of its Subsidiaries of any operating business or material assets or the capital stock of any other Person;

(vi) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of IWM or any of its Subsidiaries, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii) purchase Contracts giving rise to Liabilities of IWM or any of its Subsidiaries in excess of $1,000;

(viii) all Contracts providing for payments by or to IWM or any of its Subsidiaries in excess of $1,000.00 in any fiscal year or $1,000 in the aggregate during the term thereof;

(ix) all Contracts obligating IWM or any of its Subsidiaries to provide or obtain products of services for a period of one year or more or requiring IWM or any of its Subsidiaries to purchase or sell a stated portion of its requirements or outputs;

(x) Contracts under which IWM or any of its Subsidiaries has made advances or loans to any other Person;

(xi) Contracts providing for severance, retention, change in control or other similar payments;

(xii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000.00;

(xiii) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xiv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by IWM or any of its Subsidiaries;

(xv) Contracts (or group of related Contracts) which involve the expenditure of more than $1,000 annually or $1,000 in the aggregate or require performance by any party more than one year from the date hereof; and

(xvi) Contracts that are otherwise material to IWM or any of its Subsidiaries.

(b) Each of the IWM Material Contracts is in full force and effect and is the legal, valid and binding obligation of IWM or any of its Subsidiaries which is party thereto, and of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement and subject to IWM’s obligations under this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Neither IWM nor any of its Subsidiaries is in default under any IWM Material Contract, nor is any other party to any IWM Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default of IWM or any of its Subsidiaries or any other party thereunder. IWM has delivered to Cherry true, correct and complete copies of all of the IWM Material Contracts, together with all amendments, modifications or supplements thereto.

4.15 Employee Benefits Plans.

(a) Disclosure Schedule 4.15(a) sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by IWM or any of its Subsidiaries or to which IWM or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of IWM or any of its Subsidiaries (the “IWM Employees”) (collectively, the “IWM Plans”). Disclosure Schedule 4.15(a) sets forth each IWM Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “IWM Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) Correct and complete copies of the following documents, with respect to each of the IWM Plans (other than an IWM Multiemployer Plan), have been made available or delivered to Cherry by IWM, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the IWM Plans; and (vi) written descriptions of all non-written agreements relating to the IWM Plans.

(c) The IWM Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations.

(d) Cherry will not have (i) any obligation to make any contribution to any IWM Multiemployer Plan or (ii) any withdrawal liability from any IWM Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the transactions contemplated by this Agreement.

(e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the IWM Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for in the IWM Financial Statements.

(f) No liability under any IWM Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the IWM Plans, the assets of any of the trusts under the IWM Plans or the sponsor or administrator of any of the IWM Plans, or against any fiduciary of the IWM Plans with respect to the operation of any of the IWM Plans (other than routine benefit claims), nor does IWM or any of its Subsidiaries have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(h) There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the IWM Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants in or beneficiaries of the IWM Plans. All amendments and actions required to bring the IWM Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken. Any bonding required with respect to the IWM Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(i) None of the IWM Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary. IWM and any of its Subsidiaries which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any IWM Employee, (ii) increase any benefits otherwise payable under any IWM Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any IWM Plan.

(k) Neither IWM nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional IWM Plan or to modify any existing IWM Plan.

(l) No stock or other security issued by IWM or any of its Subsidiaries forms or has formed a material part of the assets of any IWM Plan.

(m) Any individual who performs services for IWM or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of IWM or any of its Subsidiaries for Federal Income Tax purposes by IWM or any of its Subsidiaries is not an employee for such purposes.

4.16 Labor. Neither IWM nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of IWM or any of its Subsidiaries. Neither IWM nor any of its Subsidiaries has received any notice that there are any complaints, charges or claims against IWM or any of its Subsidiaries pending or, to Knowledge of IWM, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. IWM and its Subsidiaries are in compliance, in all material respects, with all Laws relating to the employment of labor.

4.17 Litigation. There is no Legal Proceeding pending or, to the Knowledge of IWM, threatened against IWM or any of its Subsidiaries (or to the Knowledge of IWM, pending or threatened, against any of the officers, directors or employees of IWM or any of its Subsidiaries with respect to their business activities on behalf of IWM or any of its Subsidiaries), or to which IWM or any of its Subsidiaries is otherwise a party before any Governmental Body; nor to the Knowledge of IWM is there any reasonable basis for any such Legal Proceeding. Neither IWM nor any of its Subsidiaries is subject to any Order and neither IWM nor any of its Subsidiaries is in breach or violation of any Order. Neither IWM nor any of its Subsidiaries is engaged in any legal action to recover monies due it or for damages sustained by it.

4.18 Compliance with Laws; Permits.

(a) IWM and its Subsidiaries are in compliance in all material respects with all Laws applicable to their business, operations or assets. Neither IWM nor any of its Subsidiaries has received any notice of or been charged with the violation of any Laws. To the Knowledge of IWM, IWM and its Subsidiaries are not under investigation with respect to the violation of any Laws and, there are no facts or circumstances which could form the basis for any such violation.

(b) Disclosure Schedule 4.18(b) contains a list of all Permits which are required for the operation of the business of IWM or any of its Subsidiaries as presently conducted and as presently intended to be conducted (“IWM Permits”), other than those the failure of which to possess does not create a Material Adverse Effect. IWM and its Subsidiaries currently have all Permits which are required for the operation of their business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial. IWM and its Subsidiaries are not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any IWM Permit, and to the Knowledge of IWM, there are no facts or circumstances which could form the basis for any such default or violation. Neither IWM nor any of its Subsidiaries has received a notice that there are any Legal Proceedings pending or, to the Knowledge of IWM, threatened, relating to the suspension, revocation or modification of any IWM Permit. None of the IWM Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

4.19 Insurance. IWM and its Subsidiaries have insurance policies for such amounts as are sufficient for all agreements to which IWM or any of its Subsidiaries is a party or is bound. Set forth in Disclosure Schedule 4.19 is a list of all insurance policies and all fidelity bonds held by or applicable to IWM or any of its Subsidiaries for the past five (5) years setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Disclosure Schedule 4.19, no event relating to IWM or any of its Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of IWM, no threat has been made to cancel any insurance policy of IWM or any of its Subsidiaries during such period. All such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by IWM or any of its Subsidiaries to give any notice or information or IWM or any of its Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of IWM or any of its Subsidiaries under any such insurance policies.

4.20 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of IWM and its Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of IWM and its Subsidiaries reflected on the IWM Financial Statements are good and collectible at the aggregate recorded amounts thereof. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof. None of the accounts or the notes receivable of IWM or any of its Subsidiaries (i) are subject to any setoffs or counterclaims, (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement or (iii) are more than ninety (90) days past due.

(b) All accounts payable of IWM and its Subsidiaries reflected in the IWM Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable and are not more than sixty (60) days past the date of the invoice.

4.21 Related Party Transactions. Except as disclosed in this Agreement or in Disclosure Schedule 4.21, no employee, officer, director, stockholder, partner or member of IWM or any of its Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“IWM Related Persons”) (i) owes any amount to IWM or any of its Subsidiaries nor does IWM or any of its Subsidiaries owe any amount to, or has IWM or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any IWM Related Person, (ii) is involved in any business arrangement or other relationship with IWM or any of its Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by IWM or any of its Subsidiaries, (iv) has any claim or cause of action against IWM or any of its Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of IWM or any of its Subsidiaries.

4.22 Banks; Power of Attorney. Disclosure Schedule 4.22 contains a complete and correct list of the names and locations of all banks in which IWM or any of its Subsidiaries has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of IWM or any of its Subsidiaries, except as set forth in this Agreement.

4.23 Certain Payments. Neither IWM nor any of its Subsidiaries nor, to the Knowledge of IWM, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for IWM or any of its Subsidiaries in violation of any Law, or (ii) to pay for favorable treatment for business secured by IWM or any of its Subsidiaries, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of IWM or any of its Subsidiaries, (iv) in violation of any Law, or (v) established or maintained any fund or asset with respect to IWM or any of its Subsidiaries that has not been recorded in the books and records of IWM or any of its Subsidiaries.

4.24 Full Disclosure. No representation or warranty of IWM or any of its Subsidiaries contained in this Agreement or in any of the IWM Documents and no written statement made by or on behalf of IWM or any of its Subsidiaries to Cherry or any of its Affiliates pursuant to this Agreement or any of the IWM Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts which IWM or any of its Subsidiaries have not disclosed to Cherry in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IWM or any of its Subsidiaries.

4.25 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for IWM or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.26 RIA Matters. With respect to each Subsidiary of IWM that is a registered investment adviser:

(a) It is, and at all times so required by the Advisers Act of 1940, as amended (the “Advisers Act”), to be, has been duly registered as an investment adviser under the Advisers Act.

(b) It is duly registered, licensed or qualified as an investment adviser or has submitted a notice filing in each state or any other domestic or foreign jurisdiction in which the conduct if its business required such registration, licensing, qualification or notice filing.

(c) None of the investment funds managed by it has been required to be registered as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(d) It has been at all times in compliance in all material respects with the Advisers Act and regulations promulgated thereunder and any other applicable federal and/or state Laws and regulations thereunder.

(e) Neither it nor any of its directors, officers or employees is disqualified from acting as such under the Advisers Act or other applicable Law.

(f) It has adopted the policies and procedures, including a code of ethics, required under the Advisers Act and the regulations promulgated thereunder, and such policies and procedures are designed to assure compliance with applicable Law.

(g) Other than a subpoena related to an investigation of F Squared, it is not (and has not been within the last 5 years) subject to any regulatory investigations or inquiries.

(h) No restrictions or requirements have been imposed on its business by a regulator, Governmental Body or SRO.

(i) Disclosure Schedule 4.26 lists all material filings and communications it has had with any Governmental Body or SRO within the last 5 years and copies of such filings have been delivered to Cherry.

(j) Its books and records have been retained and preserved in accordance with applicable regulatory requirements.

(k) It has, as of July 31, 2016, about $170,000,000 in Assets Under Management (“AUM”) as defined under the Advisers Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CHERRY

Cherry and Newco hereby represent and warrant, jointly and severally, to IWM that:

5.1 Organization and Good Standing. Cherry is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.

5.2 Authorization of Agreement. Cherry and Newco each has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Cherry or Newco in connection with the consummation of the transactions contemplated hereby and thereby (the “Cherry Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to Cherry stockholder approval, the execution, delivery and performance by each of Cherry and Newco of this Agreement and each Cherry Document, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary action on behalf of Cherry and Newco. Subject to Cherry stockholder approval, this Agreement and each Cherry Document will be at or prior to the Closing, duly and validly executed and delivered by Cherry and Newco and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the Cherry Document when so executed and delivered will constitute, the legal, valid and binding obligation of Cherry and Newco, enforceable against Cherry and Newco in accordance with its respective terms.

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Cherry or Newco of this Agreement or the Cherry Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Cherry or Newco with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Cherry or Newco to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Cherry or Newco under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Cherry, Newco or any of their Subsidiaries; (ii) any Contract, or Permit to which Cherry or any of its Subsidiaries is a party or by which any of the properties or assets of Cherry or any of its Subsidiaries are bound; (iii) any Order applicable to Cherry or any of its Subsidiaries or any of the properties or assets of Cherry or any of its Subsidiaries; or (iv) any applicable Law.

(b) Except for certain filings with any Governmental Body set forth in Disclosure Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Cherry or any of its Subsidiaries in connection with (i) the execution and delivery of this Agreement, the Cherry Documents, respectively, the compliance by Cherry or Newco with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of Cherry or any of its Subsidiaries.

5.4 Capitalization.

(a) The authorized capital stock of Cherry consists of ten million (10,000,000) shares of common stock, $.001 par value per share (the “Cherry Common Stock”), and one million (1,000,000) shares of preferred stock, $.001 par value per share (the “Cherry Preferred Stock”), of which five hundred thousand (500,000) are designated Series A Convertible Preferred Stock and five hundred thousand (500,000) are designated Series B Convertible Preferred Stock. As of the date hereof, there are 2,208,640 shares of Cherry Common Stock issued by Cherry and outstanding and no shares of Cherry Common Stock are held by Cherry as treasury stock. As of the date hereof, there are 60,680 shares of Cherry Preferred Stock issued by Cherry and outstanding (all of which are Series B Convertible Preferred) and no shares of Cherry Preferred Stock are held by Cherry as treasury stock. Prior to Closing, an additional 3,000 shares of Cherry, Inc. Series A Convertible Preferred Stock may be held as treasury stock due to the expected redemption of such shares. All of the issued and outstanding shares of Cherry Common Stock and Cherry Preferred Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. All of the Cherry Common Stock and Cherry Preferred Stock outstanding (including Debentures and Warrants described in sub-paragraphs (b) and (c) below) is listed on the Cherry Shareholders Ledger v. 4.6.16 spreadsheet previously disclosed to IWM in writing.

(b) Cherry has outstanding debentures (the “Debentures”) totaling $215,000 that are convertible into Cherry Common Stock at prices of $2.50 and $5.00 per share. The Debentures are technically in default and Cherry believes it can settle for a discount with a majority of these Debenture holders.

(c) Cherry has outstanding warrants (the “Warrants”) to purchase 70,430 shares of Cherry Common Stock at $5.00 per share which expire on December 31, 2019.

(d) Except for the Cherry Preferred Stock, the Debentures and the Warrants, there is no existing option, warrant, call, right or Contract to which Cherry is a party requiring, and there are no securities of Cherry outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Cherry or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Cherry. Except for the Cherry Preferred Stock, the Debentures and the Warrants, there are no obligations, contingent or otherwise, of Cherry to (i) repurchase, redeem or otherwise acquire any shares of Cherry Common Stock or Cherry Preferred Stock, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There is no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Cherry. There are no bonds, debentures, notes or other indebtedness of Cherry having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the stockholders (or other equity holders) of Cherry may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which Cherry is a party or is bound with respect to the voting or consent of any shares of Cherry Common Stock or Cherry Preferred Stock.

5.5 [Reserved].

5.6 Corporate Records. Cherry has delivered to IWM true, correct and complete copies of the certificate of incorporation and by-laws or comparable organizational documents of Cherry in each case as amended and in effect on the due date hereof, including all amendments thereto. The stock certificate books and stock transfer ledgers of Cherry previously made available to IWM are true, correct and complete.

5.7 Financial Statements.

(a) Cherry has delivered to IWM copies of (i) the balance sheets of Cherry as at December 31, 2013, 2014 and 2015 and the related reviewed statements of income and of cash flows of Cherry for the years then ended, and (ii) Cherry’s internally prepared balance sheets and profits and loss statements for January – June of 2016. All of the foregoing financial statements of Cherry are listed in Disclosure Schedule 5.7(a) (collectively the “Cherry Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by Cherry without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the financial position, results of operations and cash flows of Cherry as at the dates and for the periods indicated therein.

The balance sheet of Cherry as at December 31, 2015 is referred to herein as the “Cherry Balance Sheet”.

(b) All books, records and accounts of Cherry, to the Knowledge of Cherry, are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.

5.8 No Undisclosed Liabilities. Cherry does not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Cherry Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date or (iii) that are immaterial to Cherry.

5.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in any document executed and delivered between Cherry and IWM in connection with the execution of this Agreement, since the Balance Sheet Date (i) Cherry and each of its Subsidiaries has conducted their business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material negative effect on Cherry or any of its Subsidiaries. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as expressly contemplated by this Agreement or as set forth in any document executed and delivered between IWM and Cherry in connection with the execution of this Agreement:

(i) Cherry has not awarded or paid any bonuses to employees of Cherry or any of its Subsidiaries with respect to the fiscal year ended December 31, 2015, except to the extent accrued on the Cherry Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of Cherry’s or any of its Subsidiaries’ directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(ii) neither Cherry nor any of its Subsidiaries has entered into any transaction or Contract other than in the Ordinary Course of Business;

(iii) neither Cherry nor any of its Subsidiaries has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(iv) neither Cherry nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any stockholder or any director, officer, partner, stockholder or Affiliate of any stockholder;

(v) neither Cherry nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or betterments in excess of $1,000 individually or $1,000 in the aggregate;

(vi) neither Cherry nor any of its Subsidiaries has instituted or settled any Legal Proceeding resulting in a loss of revenue in excess of $1,000 in the aggregate; and

(vii) neither Cherry nor any of its Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.9.

5.10 Taxes.

(a) Cherry has made available or provided to IWM true and correct copies, of (i) all Tax Returns, including any amendments thereto, filed by Cherry and its Subsidiaries or with respect to assets of Cherry and its Subsidiaries for all taxable years not currently closed by the applicable statutes of limitations and (ii) any report issued by any Governmental Body within the last three years relating to any Taxes due from or with respect to Cherry or any of its Subsidiaries. All Tax Returns required to be filed by Cherry or its Subsidiaries or with respect to assets of Cherry or any of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions), and all such Tax Returns are true, correct and complete in all respects. All Taxes due and payable (whether or not shown on any Tax Return) imposed on Cherry or any of its Subsidiaries or with respect to assets of Cherry or any of its Subsidiaries have paid in full. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, Cherry and its Subsidiaries have made due and sufficient accruals for such Taxes in the Cherry Financial Statements and their books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of Cherry and its Subsidiaries.

(b) There is no currently effective agreement or waiver that would have the effect of extending any applicable statute of limitations in respect of any Tax imposed on Cherry or any of its Subsidiaries or with respect to assets of Cherry or any of its Subsidiaries.

(c) Cherry and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Body all amounts required to be so withheld and paid under all applicable Laws. There are no liens for unpaid Taxes existing or threatened against Cherry or any of its Subsidiaries or with respect to the assets of Cherry or any of its Subsidiaries, other than Permitted Exceptions.

(d) No Taxing Authority has asserted in a jurisdiction where Tax Returns are not filed by or on behalf of Cherry or any of its Subsidiaries, or filed with respect to assets of Cherry or any of its Subsidiaries, that Cherry or any of its Subsidiaries or any asset of Cherry or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(e) All deficiencies asserted or assessments made as a result of any Tax Actions by any Taxing Authority of the Tax Returns of, or including, Cherry or any of its Subsidiaries or assets of Cherry or any of its Subsidiaries have been fully paid, there are no Tax Actions by any Taxing Authority in progress, nor has any of Cherry or any of its Subsidiaries received any notice from any Taxing Authority that such Taxing Authority intends to conduct an Action. No issue has been raised by a Taxing Authority in any prior Tax Action with respect to Cherry or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) None of Cherry or any of its Subsidiaries is or has been a member of an “affiliated group” as defined in Section 1504 of the Code, or any comparable group under state, local or foreign Tax Law, except for any such group the parent of which is Cherry, and none of Cherry or any of its Subsidiaries has any liability for or relating to Taxes of any other Person (other than Cherry or another Subsidiary of Cherry) under Treasury Regulation Section 1.1502-6, or any similar provision of state, local or foreign Tax Law, by Contract, successor or transferee liability or otherwise.

(g) Each Subsidiary of Cherry is treated as a disregarded entity for federal Income Tax purposes. No Subsidiary of Cherry has ever made an entity classification election pursuant to Treasury Regulation Section 301.7701-3.

(h) None of Cherry or any of its Subsidiaries is or has been a party to, or has participated in, any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(i) Neither Cherry nor any of its Subsidiaries have, within the past 3 years, (i) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement or (ii) been a party to a transaction (except for the Merger) that was purported or intended to qualify as a reorganization within the meaning of Section 368 of the Code.

(j) Except as may have been granted to Cherry’s Certified Public Accountants, no power of attorney that is currently in force has been granted by Cherry or any of its Subsidiaries to any Person to act on behalf of Cherry or any of its Subsidiaries with respect to any matter relating to Taxes.

(k) No asset of Cherry or any of its Subsidiaries is subject to or owned by a Tax partnership.

(l) No stockholder of Cherry is a foreign person within the meaning of Section 1445 of the Code.

(m) Neither Cherry nor any of its Subsidiaries is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(n) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by IWM, Cherry, any of Cherry’s Subsidiaries or any of their respective Affiliates by reason of Section 280G of the Code.

(o) Neither Cherry nor any of its Subsidiaries nor any asset of Cherry or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any Taxing Authority.

(p) Except as set forth in this Agreement, there is no taxable income of Cherry or any of its Subsidiaries that will be required under any Law applicable to Taxes to be reported by IWM or any of its Affiliates, including Cherry or any of its Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(q) Cherry and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

5.11 Real Property.

(a) Disclosure Schedule 5.11(a) sets forth a complete list of all real property and interests in real property leased by Cherry or any of its Subsidiaries (individually, an “Cherry Real Property Lease” and collectively, the “Cherry Real Property Leases”, being referred to herein individually as an “Cherry Property” and collectively as the “Cherry Properties”) as lessee or lessor, including a description of each such Cherry Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). Neither Cherry nor any of its Subsidiaries has any owned real property. The Cherry Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of Cherry and its Subsidiaries and which are necessary for the continued operation of the business of Cherry and its Subsidiaries as the business is currently conducted. Cherry has delivered to IWM true, correct and complete copies of the Cherry Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) Cherry or one of its Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest under each of the Cherry Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Cherry Real Property Leases is in full force and effect. Neither Cherry nor any of its Subsidiaries is in default under any Cherry Real Property Lease, and, to the Knowledge of Cherry, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither Cherry nor any of its Subsidiaries has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Cherry or such Subsidiary, as applicable, under any of the Cherry Real Property Leases and, to the Knowledge of Cherry, no other party is in default thereof, and no party to any Cherry Real Property Lease has exercised any termination rights with respect thereto.

(c) Cherry or one of its Subsidiaries, as applicable, has all certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Cherry Property, and Cherry and each of its Subsidiaries has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d) None of Cherry nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

5.12 Tangible Personal Property.

(a) Each of Cherry and its Subsidiaries has good and marketable title to all of the items of tangible personal property used in the business of Cherry or such Subsidiary, as applicable, (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of Cherry and its Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) Disclosure Schedule 5.12(b) sets forth all leases of personal property (“Cherry Personal Property Leases”) involving annual payments for a single lease in excess of $1,000 relating to personal property used in the business of Cherry or any of its Subsidiaries or to which Cherry or any of its Subsidiaries is a party or by which the properties or assets of Cherry or any of its Subsidiaries is bound. Cherry has delivered to IWM true, correct and complete copies of the Cherry Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Cherry or one of its Subsidiaries, as applicable, has a valid and enforceable leasehold interest under each of the Cherry Personal Property Leases under which it is a lessee. Each of the Cherry Personal Property Leases is in full force and effect and neither Cherry nor any of its Subsidiaries has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Cherry or any of its Subsidiaries under any of the Cherry Personal Property Leases and, to the Knowledge of Cherry, no other party is in default thereof, and no party to the Cherry Personal Property Leases has exercised any termination rights with respect thereto.

5.13 Technology and Intellectual Property.

(a) Disclosure Schedule 5.13(a) sets forth a complete and accurate list of (i) each domain name registered by or on behalf of Cherry or any of its Subsidiaries and (ii) each material trade name, d/b/a, unregistered trademark, and unregistered service mark used by Cherry or any of its Subsidiaries in connection with their business. Neither Cherry nor any of its Subsidiaries owns any (i) patent, (ii) registered trademark or registered service mark, or (iii) copyright, or other Intellectual Property except as disclosed in Disclosure Schedule 5.13(a).

(b) All such Intellectual Property is subsisting, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect.

(c) Cherry or any of its Subsidiaries own all right, title and interest in and to, or have valid and continuing rights to use, sell or license, all Intellectual Property, Software and other Technology used in the conduct of the business and operations of Cherry or any of its Subsidiaries as presently conducted, free and clear of all Liens or obligations to others. Neither Cherry nor any of its Subsidiaries has received any notice that the business and operations of Cherry or any of its Subsidiaries, their Technology, their products and services and the designing, development, manufacturing, reproduction, use, marketing, sale, distribution, maintenance and modification of any of the foregoing as presently performed infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.

(d) Neither Cherry nor any of its Subsidiaries is required, obligated, or under any liability whatsoever to make any payments in excess of $1,000 per year by way of royalties, fees or other payments described in the applicable agreements, to any third party with respect to any Intellectual Property, Software and other Technology used in the conduct the business and operations of Cherry or any of its Subsidiaries as presently conducted.

(e) Except as contemplated by this Agreement, neither Cherry nor any of its Subsidiaries has in the last ten years (i) transferred ownership of, (ii) granted any exclusive license of or right to use, (iii) authorized the retention of any exclusive rights to use, or (iv) authorized joint ownership of any Intellectual Property, Software or other Technology owned by Cherry or any of its Subsidiaries.

(f) All of the material Intellectual Property owned by Cherry or any of its Subsidiaries is valid and enforceable. Neither Cherry nor any of its Subsidiaries has brought any action, suit or proceeding or asserted any claim (other than claims that have been resolved to Cherry’s satisfaction) against any Person for infringing or misappropriating any Technology or, to Cherry’s Knowledge, Intellectual Property owned by Cherry or any of its Subsidiaries, nor is there any basis for any such action, suit or proceeding.

(g) There is no action, suit, proceeding, hearing, investigation, notice or complaint pending or, to Cherry’s Knowledge, threatened, by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of Cherry’s or any of its Subsidiaries’ Intellectual Property or Technology, nor has Cherry or any of its Subsidiaries received notice that any claim or demand been made by any third party that (i) challenges the validity, enforceability, use or exclusive ownership of any Intellectual Property or Technology owned by Cherry or any of its Subsidiaries or (ii) alleges any infringement, misappropriation, violation, or unfair competition or trade practices by Cherry or any of its Subsidiaries of any Intellectual Property or Technology of any third party, nor is Cherry or any of its Subsidiaries aware of any basis for any such claim or demand.

(h) After the Closing, Cherry or any of its Subsidiaries will have the same continuing rights to use all Software and computer hardware that is currently used in the business.

(i) The information technology systems of Cherry and its Subsidiaries are reasonably secure against intrusion. Neither Cherry nor any of its Subsidiaries has suffered any security breaches within the past two years that have resulted in a third party obtaining access to any confidential information of Cherry or any of its Subsidiaries or any of its customers or suppliers.

(j) Cherry and its Subsidiaries are in compliance with any privacy policies posted by Cherry or any of its Subsidiaries and all material laws or regulations relating to personally identifiable information.

5.14 Material Contracts.

(a) Except for this Agreement, Disclosure Schedule 5.14(a) sets forth, by reference to the applicable subsection of this Section 5.14(a), all of the following Contracts to which Cherry or any of its Subsidiaries is a party or by which it or its assets or properties are bound (collectively, the “Cherry Material Contracts”):

(i) Contracts with a stockholder or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of Cherry or any of its Subsidiaries;

(ii) Contracts for the sale of any of the assets of Cherry or any of its Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iii) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(iv) Contracts containing covenants of Cherry or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with Cherry or any of its Subsidiaries in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(v) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Cherry or any of its Subsidiaries of any operating business or material assets or the capital stock of any other Person;

(vi) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of Cherry or any of its Subsidiaries, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii) purchase Contracts giving rise to Liabilities of Cherry or any of its Subsidiaries in excess of $1,000;

(viii) all Contracts providing for payments by or to Cherry or any of its Subsidiaries in excess of $1,000 in any fiscal year or $1,000 in the aggregate during the term thereof;

(ix) all Contracts obligating Cherry or any of its Subsidiaries to provide or obtain products of services for a period of one year or more or requiring Cherry or any of its Subsidiaries to purchase or sell a stated portion of its requirements or outputs;

(x) Contracts under which Cherry or any of its Subsidiaries has made advances or loans to any other Person;

(xi) Contracts providing for severance, retention, change in control or other similar payments;

(xii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000.00;

(xiii) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xiv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by Cherry or any of its Subsidiaries;

(xv) Contracts (or group of related Contracts) which involve the expenditure of more than $1,000.00 annually or $1,000.00 in the aggregate or require performance by any party more than one year from the date hereof; and

(xvi) Contracts that are otherwise material to Cherry or any of its Subsidiaries.

(b) Each of the Cherry Material Contracts is in full force and effect and is the legal, valid and binding obligation of Cherry or any of its Subsidiaries which is party thereto, and of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement and subject to Cherry’s obligations under this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Neither Cherry nor any of its Subsidiaries is in default under any Cherry Material Contract, nor is any other party to any Cherry Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default of Cherry or any of its Subsidiaries or any other party thereunder. Cherry has delivered to IWM true, correct and complete copies of all of the Cherry Material Contracts, together with all amendments, modifications or supplements thereto.

5.15 Employee Benefits Plans.

(a) Disclosure Schedule 5.15(a) sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by Cherry or any of its Subsidiaries or to which Cherry or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of Cherry or any of its Subsidiaries (the “Cherry Employees”) (collectively, the “Cherry Plans”). Disclosure Schedule 5.15(a) sets forth each Cherry Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Cherry Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) Correct and complete copies of the following documents, with respect to each of the Cherry Plans (other than an Cherry Multiemployer Plan), have been made available or delivered to IWM by Cherry, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Cherry Plans; and (vi) written descriptions of all non-written agreements relating to the Cherry Plans.

(c) The Cherry Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations.

(d) IWM will not have (i) any obligation to make any contribution to any Cherry Multiemployer Plan or (ii) any withdrawal liability from any Cherry Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the transactions contemplated by this Agreement.

(e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Cherry Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for in the Cherry Financial Statements.

(f) No liability under any Cherry Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Cherry Plans, the assets of any of the trusts under the Cherry Plans or the sponsor or administrator of any of the Cherry Plans, or against any fiduciary of the Cherry Plans with respect to the operation of any of the Cherry Plans (other than routine benefit claims), nor does Cherry or any of its Subsidiaries have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(h) There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Cherry Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants in or beneficiaries of the Cherry Plans. All amendments and actions required to bring the Cherry Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken. Any bonding required with respect to the Cherry Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(i) None of the Cherry Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA, and at the expense of the participant or the participant’s beneficiary. Cherry and any of its Subsidiaries which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Cherry Employee, (ii) increase any benefits otherwise payable under any Cherry Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Cherry Plan.

(k) Neither Cherry nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Cherry Plan or to modify any existing Cherry Plan.

(l) No stock or other security issued by Cherry or any of its Subsidiaries forms or has formed a material part of the assets of any Cherry Plan.

(m) Any individual who performs services for Cherry or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Cherry or any of its Subsidiaries for Federal Income Tax purposes by Cherry or any of its Subsidiaries is not an employee for such purposes.

5.16 Labor. Neither Cherry nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Cherry or any of its Subsidiaries. Neither Cherry nor any of its Subsidiaries has received any notice that there are any complaints, charges or claims against Cherry or any of its Subsidiaries pending or, to Knowledge of Cherry, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. Cherry and its Subsidiaries are in compliance, in all material respects, with all Laws relating to the employment of labor.

5.17 Litigation. There is no Legal Proceeding pending or, to the Knowledge of Cherry, threatened against Cherry or any of its Subsidiaries (or to the Knowledge of Cherry, pending or threatened, against any of the officers, directors or employees of Cherry or any of its Subsidiaries with respect to their business activities on behalf of Cherry or any of its Subsidiaries), or to which Cherry or any of its Subsidiaries is otherwise a party before any Governmental Body; nor to the Knowledge of Cherry is there any reasonable basis for any such Legal Proceeding. Neither Cherry nor any of its Subsidiaries is subject to any Order and neither Cherry nor any of its Subsidiaries is in breach or violation of any Order. Neither Cherry nor any of its Subsidiaries is engaged in any legal action to recover monies due it or for damages sustained by it.

5.18 Compliance with Laws; Permits.

(a) Cherry and its Subsidiaries are in compliance in all material respects with all Laws applicable to their business, operations or assets. Neither Cherry nor any of its Subsidiaries has received any notice of or been charged with the violation of any Laws. To the Knowledge of Cherry, Cherry and its Subsidiaries are not under investigation with respect to the violation of any Laws and, there are no facts or circumstances which could form the basis for any such violation.

(b) Disclosure Schedule 5.18(b) contains a list of all Permits which are required for the operation of the business of Cherry or any of its Subsidiaries as presently conducted and as presently intended to be conducted (“Cherry Permits”), other than those the failure of which to possess does not create a Material Adverse Effect. Cherry and its Subsidiaries currently have all Permits which are required for the operation of their business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial. Cherry and its Subsidiaries are not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Cherry Permit, and to the Knowledge of Cherry, there are no facts or circumstances which could form the basis for any such default or violation. Neither Cherry nor any of its Subsidiaries has received a notice that there are any Legal Proceedings pending or, to the Knowledge of Cherry, threatened, relating to the suspension, revocation or modification of any Cherry Permit. None of the Cherry Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

5.19 Insurance. Cherry and its Subsidiaries have insurance policies for such amounts as are sufficient for all agreements to which Cherry or any of its Subsidiaries is a party or is bound. Set forth in Disclosure Schedule 5.19 is a list of all insurance policies and all fidelity bonds held by or applicable to Cherry or any of its Subsidiaries for the past five (5) years setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Disclosure Schedule 5.19, no event relating to Cherry or any of its Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of Cherry, no threat has been made to cancel any insurance policy of Cherry or any of its Subsidiaries during such period. All such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by Cherry or any of its Subsidiaries to give any notice or information or Cherry or any of its Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Cherry or any of its Subsidiaries under any such insurance policies.

5.20 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of Cherry and its Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of Cherry and its Subsidiaries reflected on the Cherry Financial Statements (or as listed on the internal daily cash management spreadsheets), are good and collectible at the aggregate recorded amounts thereof. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof. None of the accounts or the notes receivable of Cherry or any of its Subsidiaries (i) are subject to any setoffs or counterclaims, (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement or (iii) are more than ninety (90) days past due.

(b) All accounts payable of Cherry and its Subsidiaries reflected as described above or in the Cherry Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable and are not more than sixty (60) days past the date of the invoice.

5.21 Related Party Transactions. Except as disclosed in this Agreement or in Disclosure Schedule 5.21, no employee, officer, director, stockholder, partner or member of Cherry or any of its Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Cherry Related Persons”) (i) owes any amount to Cherry or any of its Subsidiaries nor does Cherry or any of its Subsidiaries owe any amount to, or has Cherry or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Cherry Related Person, (ii) is involved in any business arrangement or other relationship with Cherry or any of its Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Cherry or any of its Subsidiaries, (iv) has any claim or cause of action against Cherry or any of its Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Cherry or any of its Subsidiaries.

5.22 Banks; Power of Attorney. Disclosure Schedule 5.22 contains a complete and correct list of the names and locations of all banks in which Cherry or any of its Subsidiaries has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of Cherry or any of its Subsidiaries, except as set forth in this Agreement.

5.23 Certain Payments. Neither Cherry nor any of its Subsidiaries nor, to the Knowledge of Cherry, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for Cherry or any of its Subsidiaries in violation of any Law, or (ii) to pay for favorable treatment for business secured by Cherry or any of its Subsidiaries, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Cherry or any of its Subsidiaries, (iv) in violation of any Law, or (v) established or maintained any fund or asset with respect to Cherry or any of its Subsidiaries that has not been recorded in the books and records of Cherry or any of its Subsidiaries.

5.24 Full Disclosure. No representation or warranty of Cherry or any of its Subsidiaries contained in this Agreement or in any of the Cherry Documents and no written statement made by or on behalf of Cherry or any of its Subsidiaries to IWM or any of its

Affiliates pursuant to this Agreement or any of the Cherry Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts which Cherry or any of its Subsidiaries have not disclosed to IWM in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cherry or any of its Subsidiaries.

5.25 Financial Advisors. Other than Jeffrey Villwock and Associates, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Cherry or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and other than Jeffrey Villwock and Associates, no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.26 RIA Matters. With respect to each Subsidiary of Cherry that is a registered investment adviser:

(a) It is, and at all times so required by the Advisers Act to be, has been duly registered as an investment adviser under the Advisers Act.

(b) It is duly registered, licensed or qualified as an investment adviser or has submitted a notice filing in each state or any other domestic or foreign jurisdiction in which the conduct if its business required such registration, licensing, qualification or notice filing.

(c) None of the investment funds managed by it has been required to be registered as an “investment company” under the Investment Company Act.

(d) It has been at all times in compliance in all material respects with the Advisers Act and regulations thereunder and any other applicable federal and/or state Laws and regulations thereunder.

(e) Neither it nor any of its directors, officers or employees is disqualified from acting as such under the Advisers Act or other applicable Law.

(f) It has adopted the policies and procedures, including a code of ethics, required under the Advisers Act, and such policies and procedures are designed to assure compliance with applicable Law.

(g) It is not (and has not been within the last 5 years) subject to any regulatory investigations or inquiries.

(h) No restrictions or requirements have been imposed on its business by a regulator, Governmental Body or SRO.

(i) Disclosure Schedule 5.26 lists all material filings and communications it has had with any Governmental Body or SRO within the last 5 years and copies of such filings have been delivered to IWM.

(j) Its books and records have been retained and preserved in accordance with applicable regulatory requirements.

(k) It has, as of July 31, 2016, $64.4 million in AUM, including $29.8 million in Fixed Indexed Annuity Contracts.

ARTICLE VI

COVENANTS

6.1 Access to Information; Confidentiality. Each of Cherry and IWM shall afford to the other and its accountants, counsel, financial advisors and other representatives and each of their respective representatives, full access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to such party’s properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the disclosing party or its independent public accountants), Contracts and records of the disclosing party and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the disclosing party as the other party shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the disclosing party’s operations. Prior to the Closing, each party shall generally keep the other party informed as to all material matters involving the operations and businesses of such party. IWM shall update the IWM Disclosure Schedule Letter on or before the Closing Date to report material changes. Cherry shall update the Cherry Disclosure Schedule Letter on or before the Closing Date to report material changes. Each party shall authorize, direct and coordinate with the other party meetings with the appropriate directors, managers and employees to discuss matters involving the operations and business of the parties. All nonpublic information provided to, or obtained by, a party in connection with the transactions contemplated hereby shall be confidential information. Notwithstanding the foregoing, no party shall be required to disclose any information if such disclosure would contravene any applicable Law. No information provided to or obtained by any party pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to such party, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

6.2 Third Party Consents. Cherry and IWM shall use their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Sections 4.3(b) and 5.3(b) hereof (except for such matters covered by Section 6.3). All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to the other party, and copies of executed counterparts of such consents, waivers and approvals shall be delivered to the other party promptly after receipt thereof, and copies of such notices shall be delivered to the other party promptly after the making thereof.

6.3 Governmental Consents and Approvals. Each of Cherry and IWM shall use its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Sections 4.3(b) and 5.3(b).

6.4 Further Assurances. Subject to, and not in limitation of, Section 6.2 and Section 6.3, each of Cherry and IWM shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.5 Publicity.

(a) None of Cherry, Newco, or IWM shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed.

(b) Each of Cherry, Newco, and IWM agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law.

6.6 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than 30 days after the last day of each month prior to the Closing, each party shall provide the other parties with its internally prepared monthly financial statements. Such monthly financial statements shall be included within the defined term IWM Financial Statements and listed on Disclosure Schedule 5.7(a) or Cherry Financial Statements and listed on Disclosure Schedule 5.7(a), as applicable.

6.7 Operations Pending Closing. Until the Closing, each of Cherry, Newco and IWM shall, and shall cause each of their respective Subsidiaries to, conduct their business and operations in the Ordinary Course of Business. No party shall issue any shares of stock except to the extent contemplated by the secured note financing or in accordance with the conversion terms or option terms of existing convertible option, or warrant securities.

6.8 No Tax or Accounting Changes. Prior to the Closing, no party hereto nor any Subsidiary of any party hereto shall make, revoke, or change any Tax election or any accounting principle, file any amended Tax Return or claim for refund, surrender in writing any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax, settle or compromise any Tax Action, enter into any material Contract in respect of Taxes, make an entity classification election pursuant to Treasury Regulation Section 301.7701-3 or any similar Tax Law, or permit any Person to do or take any of the above actions, in each case in respect of a party or its Subsidiary or any party’s or its Subsidiary’s asset.

6.9 Stockholder Approval. Each of Cherry and IWM shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a stockholders meeting and (ii) through the board of directors of each party, recommend to the stockholders that they adopt this Agreement and approve the Merger pursuant to this Agreement. Notwithstanding the foregoing, any such meeting may be substituted with a written consent if properly allowed pursuant to Delaware law and the applicable entity’s governing documents. Each of Cherry and IWM shall use commercially reasonable efforts to obtain their respective stockholder approvals.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Cherry. The obligation of Cherry to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Cherry in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of IWM set forth in this Agreement and qualified as to materiality shall be true and correct and those not so qualified shall be true and correct as of the Closing Date;

(b) IWM shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date, and Cherry shall have received copies of the resolutions and other documents evidencing the performance thereof as Cherry may reasonably request;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on Cherry since the Balance Sheet Date;

(d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against IWM, any Subsidiary of IWM, or Cherry, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) Cherry shall have received a certificate signed by IWM, in form and substance reasonably satisfactory to Cherry, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a)-(c) have been satisfied in all respects;

(f) IWM shall have obtained those consents listed on Disclosure Schedule 7.1(f) in a form satisfactory to Cherry and copies thereof shall have been delivered to Cherry;

(g) Matt Medeiros shall have entered into the Employment Agreement, substantially in the form attached hereto as Exhibit A, and such employment agreement shall be in full force and effect and Matt Medeiros shall be willing and able to perform in accordance with such Employment Agreement;

(h) IWM shall have obtained the issuance, reissuance or transfer of all Permits required under Law for Cherry to conduct the operations of IWM and its Subsidiaries as of the Closing Date all of which are set out in Disclosure Schedule 7.1(h);

(i) Cherry shall have received the items listed in Section 3.2;

(j) Cherry shall have received at least $1,625,000 in proceeds from the issuance of its new senior secured notes on or before the Closing Date;

(k) Matt Medeiros shall have terminated his existing employment agreement with IWM and each of its Subsidiaries;

(l) IWM’s Subsidiaries that are registered investment advisers shall have received affirmative consent or negative consent (providing for at least twenty (20) days for the applicable clients to object to the Merger) to the “assignment” of their customers’ investment advisory agreements as a result of the Merger from customers representing 95% or more of their total customer AUM; and

(m) Cherry’s stockholders shall have approved this transaction.

7.2 Conditions Precedent to Obligations of IWM. The obligations of IWM to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by IWM in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of Cherry and Newco set forth in this Agreement and qualified as to materiality shall be true and correct and those not so qualified shall be true and correct as of the Closing Date;

(b) Cherry and Newco shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Cherry and Newco on or prior to the Closing Date, and IWM shall have received copies of the resolutions and other documents evidencing the performance thereof as IWM may reasonably request;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect on IWM since the Balance Sheet Date;

(d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against Cherry or Newco, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) IWM shall have received a certificate signed by Cherry, in form and substance reasonably satisfactory to IWM, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.2(a)-(c) have been satisfied in all respects;

(f) Cherry shall have obtained those consents listed on Disclosure Schedule 7.2(f) in a form satisfactory to IWM and copies thereof shall have been delivered to IWM;

(g) Cherry shall have entered into the Employment Agreement, substantially in the form attached hereto as Exhibit A, and such employment agreement shall be in full force and effect and Cherry shall be willing and able to perform in accordance with such Employment Agreement;

(h) IWM shall have received the items listed in Section 3.3;

(i) Cherry shall have taken all necessary corporate action to expand the size of its board of directors and appoint Matt Medeiros and J. Timothy Brittan to the Board of Directors of Cherry, effective simultaneously with the Closing;

(j) Cherry shall have received at least $1,625,000 in gross proceeds from the issuance of its new senior secured notes on or before the Closing Date;

(k) Cherry’s Subsidiaries that are registered investment advisers shall have received affirmative consent or negative consent (providing for at least twenty (20) days for the applicable clients to object to the Merger) to the “assignment” of their customers’ investment advisory agreements as a result of the Merger from customers representing 95% or more of their total customer AUM; and

(l) IWM’s stockholders shall have approved this transaction.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of IWM and Cherry;

(b) by IWM or Cherry if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c) by Cherry if IWM shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement;

(d) by IWM if Cherry shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e) by IWM or Cherry if the other party delivers an update to its respective disclosure schedule letter indicating new information that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect on the disclosing party or its Subsidiaries (taken as a whole); provided, however, any such termination under this Section 8.1(e) by the receiving party must be exercised within five (5) Business Days of the delivery to the receiving party of such disclosure schedule letter update; or

(f) by IWM or Cherry if the Closing has not occurred by December 31, 2016, provided, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under this Agreement.

8.2 Procedure Upon Termination. In the event of termination and abandonment by Cherry or IWM, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties and this Agreement shall terminate, and the Merger hereunder shall be abandoned, without further action by Cherry or IWM.

8.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Cherry or IWM; provided, however, that the obligations of the parties set forth in this Section 8.3, Section 9.1, and Section 6.5 hereof shall survive any such termination and shall be enforceable hereunder and thereunder; provided further, however, that nothing in this Section 8.3 shall relieve Cherry or IWM of any liability for a breach of this Agreement prior to the effective date of termination. Notwithstanding anything herein to the contrary, the Party initiating the termination of this Agreement shall be liable for all expenses related to the transaction, including accountants and legal fees.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Except as otherwise provided in this Agreement, IWM and Cherry shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.2 Specific Performance. The parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to non-breaching party and that non-breaching party will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement, including the parties’ obligation to complete the Merger shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.3 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas having Dallas as its venue or the State of Colorado having Denver as its venue over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, if Cherry is the plaintiff in an action against IWM regarding any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, Cherry must file such suit in Denver, Colorado and if IWM is the plaintiff in an action against Cherry regarding any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, IWM must file such suit in Dallas, Texas.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.6, provided, however, process may not be served by facsimile.

(c) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL

TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto and the IWM Disclosure Schedule Letter and Cherry Disclosure Schedule Letter), the IWM Documents and the Cherry Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.5 Governing Law; Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state. If any action of whatsoever kind is taken by any party hereto to interpret or enforce any provision hereof, the non-prevailing party(ies) agrees to reimburse the prevailing party(ies) for all costs and expenses (including reasonable attorneys’ fees incurred in taking such action). The term “prevailing party” shall include, without limitation, the party who substantially obtains or defeats the relief sought by judgment. The attorneys’ fees awarded shall not be computed in accordance with any arbitration or court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonable incurred by the prevailing party.

9.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to IWM:

Institute for Wealth Management Holdings, Inc.

1776 Lincoln Street, Suite 950

Denver, Colorado 80203

Facsimile: (303) 572-3515

Attention: Matt Medeiros

If to Cherry or Newco, to:

Cherry, Inc.

Two Galleria Tower, 13455 Noel Road, Suite 100

Dallas, Texas 75240

Facsimile: (972) 450-6001

Attention: D. M. Rusty Moore

9.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either IWM, Newco or Cherry (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

9.9 Counterparts. This Agreement and all other documents required to be executed pursuant to the Agreement may be executed in one or more counterparts (any one of which need not contain the signature of more than one party), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature hereto delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

9.10 Disclosure Schedules. The parties hereto agree that (i) any information required to be included in the IWM Disclosure Schedule Letter shall be deemed to be included therein and delivered in accordance herewith if IWM has delivered such information to Cherry in writing and (ii) any information required to be included in the Cherry Disclosure Schedule Letter shall be deemed to be included therein and delivered in accordance herewith if Cherry has delivered such information to IWM in writing.

9.11 No Survival. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or, except as otherwise provided in Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the covenants and agreements set forth in this Agreement that contemplate performance after the Closing shall survive the Closing, and those set forth in Section 8.3 and this Article IX shall survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Cherry, Inc.

By:	/s/ Dewey M. Moore
D. M. Rusty Moore, President/CEO

Cherry Acquisition, Inc.

By:	/s/ Dewey M. Moore
D. M. Rusty Moore, President/CEO

Institute for Wealth Management Holdings, Inc.

By:	/s/ Matthew Medeiros
Matt Medeiros, President/CEO